[PermaFix Logo]

            Perma-Fix Reports Results for the Second Quarter of 2007

            Completes Integration of New Radioactive and Mixed-Waste
                   Treatment Facility in Richland, Washington

ATLANTA - August 7, 2007 -- Perma-Fix Environmental Services, Inc. (NASDAQ:
PESI) today announced results for the second quarter ended June 30, 2007.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, "We achieved a number of important milestones during the second quarter of 2007. First, we completed the acquisition and successful integration of our new radioactive and mixed-waste treatment facility in Richland, Washington, which we have renamed Perma-Fix Northwest Richland, Inc. Located adjacent to the Hanford site, this facility provides us immediate access to treat some of the most complex nuclear waste streams in the nation. We believe this one site alone represents a substantial growth opportunity for us in the coming years as we introduce our proprietary processes for the treatment of wastes that are both radioactive and chemically hazardous. Second, our M&EC South Bay began processing special nuclear materials during the second quarter, which represents our first foray into the treatment of mid-level radioactive nuclear waste--an opportunity that we believe may far exceed our current market for the treatment of low-level nuclear wastes. Lastly, we announced our intent to sell our Industrial Segment and that we entered into a letter of intent with The Environmental Quality Company (EQ) to purchase our Industrial Segment. EQ has advised us that they will be unable to proceed with the transaction as contemplated by the letter of intent. As a result, we are in the process of considering additional offers that we have received to purchase all or portions of our Industrial Segment. The sale of our Industrial Segment would enable us to focus greater attention and resources on the Nuclear Segment, which has higher margins, strong cash flow and substantial barriers to entry for potential competitors."

Dr. Centofanti continued, "Nuclear revenues were relatively flat for the quarter, which reflected the timing of several projects. However, under our existing contracts alone, we anticipate revenues will return to historic growth levels. In addition, the federal government is proposing a number of new nuclear and mixed waste remediation projects during 2008. We anticipate participating in several of these new projects, which will help further accelerate our revenue growth as these projects begin to ramp-up. The new Perma-Fix Northwest Richland facility contributed two weeks of revenue, and we are quite pleased with the strong flow of radioactive-only waste coming into the facility that we can treat utilizing the existing processes and excess capacity at the facility. Moreover, we look forward to installing our new processes for the treatment of mixed waste at this facility, which will provide very significant expansion opportunities. Overall, we are extremely encouraged by the near and long-term growth opportunities within our Nuclear Segment as we expand our operations at the Hanford site, move into the treatment of higher level waste streams, and continue to bid on an increasing number of new DOE projects."

Financial Results

Revenues for the second quarter of 2007 were $13.5 million versus $14.0 million for the same period last year. Revenue for the quarter does not include the Industrial Segment, which has been reclassified under discontinued operations. Revenue for the Nuclear Segment was $13.0 million versus $13.1 million in the same period last year. Nuclear Segment revenue for the quarter includes approximately $1.2 million from Perma-Fix Northwest Richland. Additionally, revenues from the Engineering Segment declined to $532,000 versus $934,000 for the same period last year due in part to inter-company work required by the Industrial Segment divestiture and the Nuvotec acquisition. Income from operations for the second quarter was $752 thousand, versus $1.7 million for the same period last year. During the second quarter, the Company announced its intent to sell the Industrial Segment and to focus on the Nuclear Segment. The discussion of results in this press release exclude the Company's Industrial Segment because it is being reported as "assets for sale".

As previously disclosed, the Company's insurer recently withdrew its prior denial of coverage and agreed to defend and indemnify Perma-Fix and its Dayton, Ohio subsidiary in the previously disclosed lawsuit brought against the Dayton, Ohio subsidiary by a citizens' group and the federal government alleging, among other things, that our Dayton subsidiary was operating without appropriate air permits. Perma-Fix has recently been advised that its insurer will reimburse the Company for the $2.5 million previously spent to defend this litigation. As a result, the Company recorded a gain within discontinued operations of $2.5 million. Perma-Fix has received $750,000 of the $2.5 million anticipated cash reimbursement from its insurer. This was partially offset by $800,000 of reserves recorded in discontinued operations for the anticipated settlement. As a result, income from discontinued operations increased to $470,000 versus $84,000 for the same period last year. Net income applicable to common stock for the second quarter of 2007 was $1.2 million, or $0.02 per share, versus net income of $1.8 million or $0.04 per share, for the same period last year.

The Company's EBITDA was $1.9 million during the quarter ended June 30, 2007, as compared to $3.0 million for the same period of 2006. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States ("GAAP"), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers' ability to understand the Company's operating performance. The Company's management utilizes EBITDA as a means to measure performance. The Company's measurements of EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA, a non-GAAP measure, to net income for the three months ended June 30, 2007 and 2006.


                                                                                 Six Months
                                             Quarter Ended June 30             Ended June 30,
                                        ----------------------------    ----------------------------
(In thousands)                              2007            2006            2007            2006
                                        ------------    ------------    ------------    ------------
Net Income - Continuing Operations      $        752    $      1,741    $      1,335    $      2,958

Adjustments:
    Depreciation & Amortization                  857             757           1,628           1,510
    Interest Income                              (78)            (58)           (166)            (89)
    Interest Expense                             272             389             473             719
    Interest Expense - Financing Fees             48              48              96              96
    Income Tax Expense                            58             107             183             179
                                        ------------    ------------    ------------    ------------
EBITDA                                  $      1,909    $      2,984    $      3,549    $      5,373
                                        ============    ============    ============    ============

The tables below present certain financial information for the business segments, excluding allocation of corporate expenses:


                        Quarter Ended June 30, 2007   Quarter Ended June 30, 2006
                        ---------------------------   ---------------------------
(In thousands)            Nuclear      Engineering      Nuclear      Engineering
                        ------------   ------------   ------------   ------------
Net revenues            $     13,005            532   $     13,106            934
Gross profit                   4,639            165          5,714            219
Segment profit (loss)          2,295             43          3,375             60

                      Six Months Ended June 30, 2007  Six Months Ended June 30, 2006
                      ------------------------------  ------------------------------
(In thousands)            Nuclear      Engineering      Nuclear      Engineering
                        ------------   ------------   ------------   ------------
Net revenues            $     25,349          1,109   $     25,264          1,672
Gross profit                   9,071            333         10,535            451
Segment profit (loss)          4,305             92          6,082            151


About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a national environmental services company, providing unique mixed waste and industrial waste management services. The Company has increased its focus on the nuclear services segment, which provides radioactive and mixed waste treatment services to hospitals, research laboratories and institutions, numerous federal agencies including DOE and the U.S. Department of Defense and nuclear utilities. The industrial services segment provides hazardous and non-hazardous waste treatment services for a diverse group of customers including Fortune 500 companies, numerous federal, state and local agencies and thousands of smaller clients. The Company operates nine major waste treatment facilities across the country.

This press release contains "forward-looking statements" which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements include, but are not limited to, the growth prospects of our nuclear segment; under our existing contracts alone, we anticipate revenues will return to historic growth levels; that the Perma-Fix Northwest Richland facility will represent a substantial growth opportunity for us in the coming years; M&EC South Bay processing of special nuclear waste which we believe may exceed our current market for the treatment of low level, nuclear waste; the sale of our Industrial Segment; the sale of our Industrial Segment would enable us to focus greater attention and resources in our Nuclear Segment; federal government's new remediation projects during 2008, and we anticipate growth will resume as these new projects slated to being during 2008 ramp up; and reimbursement by our insurer of $2.5 million litigation expenses that we have incurred relating to the Dayton litigation. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; and our ability to apply and market our technologies; that neither the federal government nor any other party to a subcontract involving the federal government terminates or renegotiates any material contract granted to us prior to expiration of the term of the contract, as such contracts are generally terminable or renegotiable on 30 day notice, at the government's option; or the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress provides funding for the new remediation projects; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2006 Form 10-K and the Forward-Looking Statements discussed in our Forms 10-Q for the first quarter of 2007. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

       Please visit us on the World Wide Web at http://www.perma-fix.com.

                             FINANCIAL TABLES FOLLOW



Contacts:

Dr. Louis F. Centofanti,                  David K. Waldman-US Investor Relations
  Chairman and CEO                        Crescendo Communications, LLC
Perma-Fix Environmental Services, Inc.    (212) 671-1020 x101
(770) 587-5155

Herbert Strauss-
  European Investor Relations
herbert@eu-ir.com
+43 316 296 316

              PERMA-FIX ENVIRONMENTAL SERVICES, INC.
                   CONSOLIDATED INCOME STATEMENT
                FOR THE QUARTER ENDED JUNE 30, 2007


                                                            Three Months Ended      Six Months Ended
                                                                 June 30,                June 30,
                                                           --------------------    --------------------
(Amounts in Thousands, Except for Per Share Amounts)         2007        2006        2007        2006
                                                           --------    --------    --------    --------
Net revenues                                               $ 13,537    $ 14,040    $ 26,458    $ 26,936
Cost of goods sold                                            8,733       8,107      17,054      15,950
                                                           --------    --------    --------    --------
Gross profit                                                  4,804       5,933       9,404      10,986

Selling, general and administrative expenses                  3,759       3,689       7,474       7,090
Loss (gain) on disposal of property and equipment                 2          --           2           1
                                                           --------    --------    --------    --------
Income from operations                                        1,043       2,244       1,928       3,895

Other income (expense):
Interest income                                                  78          58         166          89
Interest expense                                               (272)       (389)       (473)       (719)
Interest expense-financing fees                                 (48)        (48)        (96)        (96)
Other                                                             9         (17)         (7)        (32)
                                                           --------    --------    --------    --------
Income from continuing operations before taxes                  810       1,848       1,518       3,137
Income tax expense                                               58         107         183         179
                                                           --------    --------    --------    --------
Income from continuing operations                               752       1,741       1,335       2,958

Income (loss) from discontinued operations, net of taxes        470          84      (1,197)       (455)
                                                           --------    --------    --------    --------
Net income                                                    1,222       1,825         138       2,503

Preferred Stock dividends                                        --          --          --          --
                                                           --------    --------    --------    --------
Net income applicable to Common Stock                      $  1,222    $  1,825    $    138    $  2,503
                                                           ========    ========    ========    ========

Net income (loss) per common share - basic
Continuing operations                                      $    .01    $    .04    $    .02    $    .07
Discontinued operations                                         .01          --        (.02)       (.01)
                                                           --------    --------    --------    --------
Net income (loss) per common share                         $    .02    $    .04    $     --    $    .06
                                                           ========    ========    ========    ========

Net income (loss) per common share - diluted
Continuing operations                                      $    .01    $    .04    $    .02    $    .06
Discontinued operations                                         .01          --        (.02)       (.01)
                                                           --------    --------    --------    --------
Net income (loss) per common share                         $    .02    $    .04    $     --    $    .05
                                                           ========    ========    ========    ========

Number of shares used in computing net income (loss)
  per share:
Basic                                                        52,131      45,117      52,097      44,975
Diluted                                                      53,601      46,380      53,333      45,805

                     PERMA-FIX ENVIRONMENTAL SERVICES, INC.
                           CONSOLIDATED BALANCE SHEETS
                               AS OF JUNE 30, 2007


                                                                         June 30, 2007     December 31,
(Amounts in Thousands, Except for Share Amounts)                          (Unaudited)         2006
                                                                         -------------    -------------
ASSETS
Current assets:
   Cash                                                                  $          60    $       2,528
   Restricted cash                                                                  35               35
   Investments                                                                     121               --
   Accounts receivable, net of allowance for doubtful
      account of $73 and $168                                                   10,547            9,488
   Unbilled receivables-current                                                 11,758           12,313
   Prepaid expenses and other                                                    2,306            4,776
   Current assets included in assets held for sale,
      net of allowance for doubtful accounts of $330 and $247                    9,014            6,435
                                                                         -------------    -------------
Total current assets                                                     $      33,841    $      35,575

Net property and equipment                                                      47,522           33,345
Net Property and equipment included in assets held for sale,
   net of accumulated depreciation of $13,641 and $13,341                       13,194           13,281
Permits                                                                         11,110           11,025
Goodwill                                                                        12,769            1,330
Unbilled receivable - non-current                                                3,275            2,600
Finite Risk Sinking Fund                                                         5,633            4,518
Other assets                                                                     1,699            1,954
Intangibles and other assets included in assets held for sale                    2,369            2,369
                                                                         -------------    -------------
   Total assets                                                          $     131,412    $     105,997
                                                                         =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                      $       5,109    $       2,456
   Accrued expenses and other                                                   16,553           12,146
   Current liabilities included in assets held for sale                          7,525            6,072
   Current portion of long-term debt                                             4,080            2,092
                                                                         -------------    -------------
     Total current liabilities                                                  33,267           22,766

   Other long-term liabilities                                                  12,236            8,191
   Long-term liabilities included in assets held for sale                        3,746            3,895
   Long-term debt, less current portion                                         13,549            5,407
                                                                         -------------    -------------
     Total long-term liabilities                                                29,531           17,493
                                                                         -------------    -------------
     Total liabilities                                                          62,798           40,259

Preferred Stock of subsidiary, $1.00 par value; 1,467,396                        1,285            1,285
 shares authorized, 1,284,730 shares issued and
 outstanding, liquidation value $1.00 per share

Stockholders' equity:
   Common Stock, $.001 par value; 75,000,000 shares authorized,
    52,252,363 and 52,053,744 shares issued, including 0 shares held
    and 988,000 shares of treasury stock retired in 2006, respectively              52               52
   Additional paid-in capital                                                   95,691           92,980
   Stock subscription receivable                                                   (52)             (79)
   Accumulated deficit                                                         (28,362)         (28,500)
                                                                         -------------    -------------
     Total stockholders' equity                                                 67,329           64,453
                                                                         -------------    -------------
     Total liabilities and stockholders' equity                          $     131,412    $     105,997
                                                                         =============    =============